Exhibit 99.2

BANK 34

500 E. 10th STREET

ALAMOGORDO, NM 88310

Contact: Jan Thiry

EVP/Chief Financial Officer

623.463.1440

j.thiry@bank34.com

FOR IMMEDIATE RELEASE – October 11, 2016

BANCORP 34, INC.

ANNOUNCES CLOSING OF STOCK OFFERING AND

COMPLETION OF CONVERSION TRANSACTION

Alamogordo, NM – October 11, 2016 – Bancorp 34, Inc. (“Bancorp 34”) (NASDAQ: BCTF) announced today that it has completed the “second step” conversion of AF Mutual Holding Company (the “MHC”) and Bancorp 34’s related stock offering, effective as of the close of business today. As a result of the closing of the conversion and offering, Bancorp 34 is now the holding company for Bank 34. The MHC and Bank 34’s former mid-tier holding company, Alamogordo Financial Corp., have ceased to exist. The results of the stock offering were previously reported in a press release dated October 7, 2016.

Bancorp 34’s common stock is expected to trade on the Nasdaq Capital Market under the trading symbol “BCTF” beginning on Wednesday, October 12, 2016.

Keefe, Bruyette & Woods, Inc. acted as marketing agent and financial advisor for Bancorp 34 in connection with the offering. Luse Gorman, PC acted as legal counsel to Bancorp 34 in connection with the offering. Vedder Price P.C. acted as legal counsel to Keefe, Bruyette & Woods, Inc. in connection with the offering.

This press release contains certain forward-looking statements about the offering. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties.

Bancorp 34 wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. Bancorp 34 wishes to advise readers that the factors listed above could affect Bancorp 34's financial performance and could cause Bancorp 34's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. Bancorp 34 does not undertake and specifically declines any obligation to publicly release the results of any revisions that may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

The shares of common stock are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.